UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2012

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2012, Corinthian Colleges, Inc. (the "Company") amended its loan origination agreement with ASFG, LLC ("ASFG"). The original agreement with ASFG was entered into on June 29, 2011 for the purpose of creating a new private education discount loan program for the Company’s students. Pursuant to the amended loan origination agreement, the Company and ASFG agreed to extend the term of the loan program by two years, through June 2015. ASFG intends to fund approximately $650 million in new student loans over the three remaining years of the program. We estimate that loans funded to date under the ASFG program, net of estimated refunds, have been approximately $125 million.

Under the ASFG program (both the original and as amended), an unaffiliated bank makes private education loans to eligible students and subsequently sells those loans to ASFG or its designee. The Company pays a discount to ASFG for any loans purchased by ASFG and records the discount as a reduction to revenue. We have no right or obligation to acquire the related loans upon origination. Pursuant to a back-up loan purchase agreement entered into concurrently with the loan origination agreement, the Company is obligated to purchase any of the student loans on which no payment has been made for over 90 days. Under this backup loan purchase agreement, the Company’s maximum obligation (including the initial discount payment) could be equal to the face amount of loans originated under this loan program. However the Company expects its ultimate risk under this loan program to be substantially similar to the risk profile of the discount loan program in place prior to ASFG.

Under the amended loan origination agreement, the Company is required to pay certain incremental management, origination, default aversion, and other ancillary fees to ASFG of approximately $8-10 million per year. The loan origination agreement, as amended, contains standard representations, warranties and covenants made by each party, as well as limited termination and offset rights and customary events of default.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

July 6, 2012	By:	Robert C. Owen

Name: Robert C. Owen
Title: Executive Vice President and Chief Financial Officer